EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-225313, 333-200160, and 333-221259 on Form S-8 and Registration Statement No. 333-209883 on Form S-3 of our reports dated February 28, 2019, relating to the consolidated financial statements of PRA Health Sciences, Inc. and subsidiaries (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of PRA Health Sciences, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PRA Health Sciences, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 28, 2019